UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

Clearfield, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Clearfield, Inc.

____________________

SUPPLEMENT DATED JANUARY 25, 2023 TO THE

PROXY STATEMENT DATED JANUARY 6, 2023 FOR THE

CLEARFIELD, INC. 2023 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 23, 2023

On January 6, 2023, the Board of Directors of Clearfield, Inc. (“we” or “Clearfield”), approved the Clearfield, Inc. 2022 Stock Compensation Plan (the “2022 Plan”), subject to shareholder approval.  On or about January 10, 2023, we made available to our shareholders a notice and proxy statement dated January 6, 2023 (the “Proxy Statement”) describing the matters to be voted on at the 2023 Annual Meeting of Shareholders to be held on February 23, 2023. As described in the Proxy Statement, one of the proposals to be presented to Clearfield shareholders is Proposal 4: Approval of the 2022 Stock Compensation Plan.

After mailing the Proxy Statement, Clearfield learned that certain proxy advisory firms may interpret language in the 2022 Plan as suggesting that the 2022 Plan permits the cancellation of outstanding awards for cash without shareholder approval. Because we disagree with this interpretation, the Clearfield Board of Directors determined that the 2022 Plan should be amended to clarify that Stock Options (as defined in the 2022 Plan) may not be surrendered for cash or other equity in the Company without shareholder approval. Accordingly, on January 23, 2023, the Clearfield Board of Directors approved an amendment to the provision in the 2022 Plan that prohibited repricing to address the potential concern by replacing the penultimate paragraph of Section 12 the 2022 Plan with the following language (stricken language deleted and double underlined language added):

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 3 above, no such amendment shall impair the vested rights of any holder without the holder’s consent. The Committee may not substitute new Stock Options for previously granted Stock Options (on a one-for-one or other basis), including previously granted Stock Options having higher exercise prices, purchase or cancel Stock Options at a time when its exercise price exceeds Fair Market Value in exchange for cash, another Award or other equity of the Company, or take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the shares of stock are listed or quoted, without the requisite prior affirmative approval of the Company’s shareholders.

The 2022 Plan, as amended, will be presented through Proposal 4 for shareholder approval at the 2023 Annual Meeting of Shareholders to be held on February 23, 2023.

A copy of the 2022 Plan, as amended, is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on January 25, 202023 with the Securities and Exchange Commission (“SEC”). Shareholders may obtain, free of charge, a copy of such Current Report on Form 8-K and the 2022 Plan, as amended, at the SEC’s website, www.sec.gov. A copy of the Form 8-K and the 2022 Plan, as amended, is available by following the link to “SEC Filings” in the “For Investors” section of our website at www.SeeClearfield.com.

As a shareholder of Clearfield, your vote is important. Whether or not you are able to attend the 2023 Annual Meeting of Shareholders, it is important that your shares be represented. If you have not already voted your shares, we encourage you to do so. If you have already voted your shares and do not wish to change your vote, then no further action is necessary. Any vote “FOR,” “AGAINST” or “ABSTAIN” made by the deadlines specified for voting in the Proxy Statement will be counted, respectively, as a vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the 2022 Plan, as amended, as described above and in the Proxy Statement. If you would like to change or revoke your prior vote on any proposal, please refer to page 3 of the Proxy Statement for instructions on how to do so.

Our Board of Directors recommends Clearfield shareholders vote “FOR” Proposal 4: Approval of the 2022 Stock Compensation Plan.

2

This supplement is first being released to shareholders on or about January 25, 2023, and should be read together with the Proxy Statement. The information contained in this supplement modifies or supersedes any inconsistent information contained in the Proxy Statement.

By Order of the Board of Directors,

Daniel R. Herzog

Secretary of Clearfield, Inc.

January 25, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FEBRUARY 23, 2023: A COPY OF THE PROXY STATEMENT, THIS SUPPLEMENT, THE PROXY VOTING CARD AND THE ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM.

3